Exhibit 99.1

Contact:
Christopher J. Zyda
Senior Vice President and

Chief Financial Officer

Phone: (415) 978-3000
Email: ir@luminentcapital.com

LUMINENT MORTGAGE CAPITAL, INC. ANNOUNCES SHARE REPURCHASE PROGRAM
AND APPOINTMENT OF S. TREZEVANT MOORE, JR. TO THE BOARD OF DIRECTORS

SAN FRANCISCO, CA November 7, 2005 – Today Luminent Mortgage Capital, Inc. announced that its Board of Directors authorized a share repurchase program, permitting the company to acquire up to 2,000,000 shares of its common stock. Luminent will, at its discretion, purchase shares at prevailing prices through open market transactions subject to the provisions of SEC Rule 10b-18 and in privately negotiated transactions.

Luminent also announced today the appointment of S. Trezevant Moore, Jr. to its Board of Directors. Mr. Moore is President and Chief Operating Officer of Luminent. He has had a long and successful career in mortgage finances including senior level appointments at Radian Guaranty, First Union, Nationsbanc, Citicorp and First Boston. Mr. Moore earned both his B.A. and M.B.A degrees from the University of Pennsylvania. “We are delighted to welcome Trez to our board,” said Gail P. Seneca, Chairman and Chief Executive Officer. “His talent, his experience and his wisdom are tremendous additions to our company.”

Luminent was formed in April 2003, completed its initial public offering in December 2003 and trades on the New York Stock Exchange under the ticker “LUM.” Luminent is organized and conducts its operations so as to qualify as a real estate investment trust for federal income tax purposes. Luminent’s principal activity is to invest in mortgage-backed securities and mortgage loans, thereby providing capital to the single family residential housing market. Luminent’s website can be found at www.luminentcapital.com.

This news release and Luminent’s filings with the Securities and Exchange Commission contain forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Luminent’s control and are based on the information currently available to Luminent’s management. Luminent faces many risks that could cause its actual performance to differ materially from the results expressed or implied by its forward-looking statements, including, without limitation, the possibilities that interest rates may change, that principal payment rates may change, that mortgage-backed securities may not be available for purchase on favorable terms, that borrowings to finance the purchase of assets may not be available on favorable terms, that Luminent may not be able to maintain its dividend or the yield on its common stock, that Luminent may not be able to maintain its qualification as a REIT for federal income tax purposes, that Luminent may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, that our recently adopted business strategies to purchase mortgages for securitization may not be successful, and that Luminent’s strategies may not be effective (including portfolio management and hedging strategies and strategy to protect net interest spreads). Luminent’s filings with the Securities and Exchange Commission contain a more complete description of these and many other risks to which Luminent is subject. Because of those risks, Luminent’s actual results, performance or financial condition may differ materially from the results, performance or financial condition contemplated by its forward-looking statements. The information set forth in this news release represents management’s current expectations and intentions. Luminent assumes no responsibility to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.